Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SOUTHERN MEDICAL & MOBILITY, INC.,

HASCO HOLDINGS, LLC

BBC GRAPHICS OF PALM BEACH, INC.

and

SOUTHERN MEDICAL ACQUISITION, INC.

Dated as of May 8, 2009

(i)

4.19	Banking Relationships.	21
4.20	Insurance.	21
4.21	Employees.	21
4.22	Labor Relations.	22
4.23	Legal Compliance.	22
4.24	Brokers’ Fees.	22
4.25	Undisclosed Liabilities.	22
4.26	Disclosure.	22

ARTICLE V. REPRESENTATIONS AND WARRANTEES OF PARENT AND MERGER SUB.		23
5.1	Representations of Parent Concerning the Transaction.	23
5.2	Power and Authority.	34
5.3	No Subsidiaries.	35
5.4	Merger Sub Common Stock.	35

ARTICLE VI. ACCESS TO INFORMATION AND DOCUMENTS.		35
6.1	Access to Information.	35
6.2	Effect of Access.	35

ARTICLE VII. COVENANTS.		36
7.1	Preservation of Business.	36
7.2	Current Information.	36
7.3	Material Transactions.	37
7.4	Public Disclosures.	39
7.5	Confidentiality.	39
7.6	No Shop.	39
7.7	Other Actions.	40
7.8	Accounting Methods.	40
7.9	Documentation.	40
7.10	Cooperation.	40
7.11	Notice of Subsequent Events.	41
7.12	Filing of SEC Reports.	41

ARTICLE VIII. CONDITIONS TO CLOSING.		41
8.1	Mutual Conditions.	41
8.2	Conditions to the Obligations of Parent and Merger Sub.	41
8.3	Conditions to the Obligations of Southern.	42

ARTICLE IX. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION		44
9.1	Survival of Representations.	44
9.2	Indemnification.	44
9.3	Conditions of Indemnification.	45
9.4	Remedies Cumulative.	46

(ii)

ARTICLE X. TERMINATION, AMENDMENT AND WAIVER.		46
10.1	Termination.	46
10.2	Effect of Termination.	47
10.3	Amendment.	47
10.4	Extension; Waiver.	47
10.5	Procedure for Termination, Amendment Extension or Waiver.	47

ARTICLE XI. MISCELLANEOUS.		47
11.1	Notices.	47
11.2	Further Assurances.	48
11.3	Governing Law.	48
11.4	Commissions.	48
11.5	Captions.	49
11.6	Integration of Exhibits and Schedules.	49
11.7	Entire Agreement.	49
11.8	Expenses.	49
11.9	Counterparts.	49
11.10	Binding Effect.	49
11.11	No Rule of Construction.	49

(iii)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 8, 2009, among SOUTHERN MEDICAL & MOBILITY, INC., an Alabama corporation (“Southern”), HASCO HOLDINGS, LLC, a Texas limited liability company and the sole shareholder of Southern (the “Southern Shareholder”), BBC GRAPHICS OF PALM BEACH, INC., a Florida corporation (“Parent”) and SOUTHERN MEDICAL ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

A.       Following discussions and negotiations between Southern and Parent, the Parties agreed upon a plan for Parent to acquire Southern through the statutory merger of Merger Sub with and into Southern, with Southern to survive as a subsidiary of Parent (the “Merger”) and the Parent, as the sole shareholder of Merger Sub, and the Board of Directors of Merger Sub, each has adopted and approved this Agreement.

B.       It is intended that the acquisition of Southern by Parent pursuant hereto shall qualify as a reverse subsidiary merger under the provisions of Section 368(a)(2)(E) of the Code.

C.       The respective Boards of Directors of Southern, the Parent and the Merger Sub has deem it advisable and in the best interests of their respective shareholders to consummate the business combination provided for herein.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

ARTICLE I.  DEFINITIONS

(a)       “Affiliate” shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person.  As used in this definition, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns or holds directly or indirectly five per cent (5%) or more of the voting securities or five per cent (5%) or more of the partnership or other equity interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such other Person.

(b)       “Agreement” means this Agreement and Plan of Merger.

(c)       “Applicable Law” or “Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, principles of common law, requirements and Orders adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets.

(d)       “Articles of Merger” has the meaning set forth in Section 2.2.

(e)       “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a Material Adverse Effect in the benefits to such Person of this Agreement and the Merger.

(f)       “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

(g)       “Business” means Southern’s business of sale and rental of durable medical equipment and supplies.

(h)       “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Pennsylvania are permitted or required to be closed.

(i)        “Certificates” has the meaning set forth in Section 3.5(a).

(j)        “Closing” shall mean the exchange of the Shares for the Merger Consideration as set forth herein.

(k)       “Closing Date” shall mean the date on which the Closing, except for the physical tender of Certificates by holders of Shares, is completed.

(l)       “Code” shall mean the Internal Revenue Code of 1986, as amended.

(m)       “Code of Alabama” shall mean the Code of Alabama 1975, Alabama Business Corporation Act, Sec 10-2B-1.01, et seq. and Alabama Business Entities Conversion and Merger Act, 10-15-1, et seq.

(n)       “Competing Transaction” has the meaning set forth in Section 7.6.

(o)       “Confidential Information” means any information pertaining to the business, operations, marketing, customers, financing, forecasts and plans of any Party provided to or learned by any other Party during the course of negotiation of the Merger.  Information shall be treated as Confidential Information whether such information has been marked “confidential” or in a similar manner.

(p)       “Consent” means any approval, consent, license, permits, ratification, waiver or other authorization.

(q)       “Contract” means any agreement, contract, lease, license, consensual obligation, promise, undertaking, understanding, commitment, arrangement, instrument or document (whether written or oral and whether express or implied), whether or not legally binding.

(r)       “Damages” shall have the meaning set forth in Section 9.2(a).

(s)       “DGCL” shall mean the Delaware General Corporation Law, as amended.

(t)       “Disclosure Schedules” means the disclosure schedules delivered by each Party to the other Parties as required by this Agreement on the date hereof and initialed by the Parties, as subsequently updated or supplemented by the Parties prior to the Closing.  The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement. The Disclosure Schedules shall be attached hereto as Exhibit A and by reference made a part hereof.

(u)       “Effective Time” has the meaning set forth in Section 2.2.

(v)       “Employee Benefit Plan” has the meaning set forth in ERISA Section 3(3).

(w)       “Encumbrance” means and includes:

(a)       with respect to any personal property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(b)       with respect to any real property (whether and including owned real estate or Leased Real Estate), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of Third Parties (including Governmental Bodies), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

(x)       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued by the Department of Labor pursuant to ERISA or any successor law.

(y)       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(z)       “GAAP” means at any particular time generally accepted accounting principles in the United States, consistently applied on a going concern basis, using consistent audit scope and materiality standards.

(aa)       “Governing Documents” means with respect to any particular entity, the articles or certificate of incorporation and the bylaws; all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and any amendment or supplement to any of the foregoing.

(bb)       “Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

(cc)       “Governmental Body” means: (i) nation, state, county, city, town, borough, village, district, tribe or other jurisdiction; (ii) federal, state, local, municipal, foreign, tribal or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing.

(dd)       “Improvements” means all buildings, structures, fixtures and improvements located on Land, including those under construction.

(ee)       “Indemnified Party” has the meaning set forth in Section 9.3.

(ff)       “Indemnifying Party” has the meaning set forth in Section 9.3.

(gg)       “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

(hh)       “Knowledge” means actual knowledge without independent investigation.

(ii)       “Land” means all parcels and tracts of land in which any Person has an ownership or leasehold interest.

(jj)       “Material Adverse Effect” or “Material Adverse Change” means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, revenues, income, business, operations, results of operations or prospects of such Person, taken as a whole.

(kk)       “Merger” has the meaning set forth in the recitals.

(ll)       “Merger Consideration” has the meaning set forth in Section 3.2.

(mm)       “Merger Sub” has the meaning set forth in the preamble.

(nn)       “Merger Sub Common Stock” has the meaning set forth in Section 5.4.

(oo)       “Order” means any writ, directive, order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

(pp)       “Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(qq)       “Parent” has the meaning given in the preamble above.

(rr)       “Parent Business” means Parent’s business of identifying and acquiring, through merger, acquisition or sale of its common stock, an operating business with growth potential.

(ss)       “Parent Common Stock” means the common stock, par value $.001 per share, of Parent.

(tt)       “Parent Contracts” has the meaning set forth in Section 5.1(o).

(uu)       “Parent’s Counsel” means Ira S. Saul, PLC, 4126 Leonard Drive, Fairfax, Virginia 22030, Attn: Ira S. Saul, Esq.

(vv)       “Parent Employee Plans” has the meaning set forth in Section 5.1(r)(i).

(ww)        “Parent Financial Information” has the meaning set forth in Section 5.1(f).

(xx)       “Parent Intellectual Property” has the meaning set forth in Section 5.1(m).

(yy)       “Parent Interim Balance Sheet” has the meaning set forth in Section 5.1(f)(ii).

(zz)       “Parent SEC Reports” has the meaning set forth in Section 5.1(n).

(aaa)       “Parent Tax Affiliate” has the meaning set forth in Section 5.1(h)(i).

(bbb)       “Party” or “Parties” means Southern, Parent and/or Merger Sub.

(ccc)       “Person” shall mean an individual, company, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock corporation or other similar organization, government or any political subdivision thereof, or any other legal entity.

(ddd)       “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(eee)       “Real Property” means any Land and Improvements and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of any Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

(fff)       “Real Property Lease” means any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

(ggg)        “Related Person” means with respect to any Person: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity), and (vi) for any Person who is an individual, any Person who is a member of such Person’s Family.

For purposes of this definition, (a) “Control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

(hhh)       “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(iii)       “SEC” means the United States Securities and Exchange Commission.

(jjj)        “Securities Act” means the Securities Act of 1933, as amended.

(kkk)       “Security Interest” means any mortgage, pledge, security interest, Encumbrance, charge, claim, or other lien, other than:  (a) mechanic’s, materialmen’s and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings; (c) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens arising in connection with sales of foreign receivables; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money liens and liens securing rental payments under capital lease arrangements; and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

(lll)       “Shareholder” has the meaning set forth in the preamble.

(mmm)       “Shares” shall mean all issued and outstanding shares of Southern’s voting common stock, par value $1.00 per share.

(nnn)       “Southern” has the meaning set forth in the preamble.

(ooo)       “Southern  Balance Sheet” has the meaning set forth in Section 4.6(b).

(ppp)       “Southern Board” has the meaning set forth in Section 4.4.

(qqq)       “Southern Contracts” has the meaning set forth in Section 4.15.

(rrr)       “Southern Employee Plans” has the meaning set forth in Section 4.18.

(sss)       “Southern Financial Information” has the meaning set forth in Section 4.6 below.

(ttt)       “Southern Intellectual Property” has the meaning set forth in Section 4.13(a).

(uuu)        “Southern Option” has the meaning set forth in Section 3.3.

(vvv)       “Southern Shareholder” is HASCO Holdings, LLC

(www)       “Southern Tax Affiliate” has the meaning set forth in Section 4.8(a).

(xxx)       “Southern Warrant” has the meaning set forth in Section 3.4.

(yyy)       “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

(zzz)       “Surviving Corporation” has the meaning set forth in Section 2.1.

(aaaa)       “Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by a Party (wherever located and whether or not carried on a Party’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

(bbbb)       “Tax” or “Taxes” means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, commercial rent, premium, property or windfall profit taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such person (if any) and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code or any Applicable Law) of another person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

(cccc)       “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(dddd)       “Third Party” means a Person that is not a Party to this Agreement.

ARTICLE II.  THE MERGER

2.1       The Merger.   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Code of Alabama, at the Effective Time, Merger Sub shall be merged with and into Southern in accordance with the provisions of Title 8, § 252 of the DGCL and the Code of Alabama 1975, Alabama Business Corporation Act, § 10-2B-1.01, et seq. and Alabama Business Entities Conversion and Merger Act, § 10-15-1, et seq. Following the Effective Time, the separate existence of Merger Sub shall cease, and Southern shall continue as the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) as a business corporation incorporated under the laws of the State of Alabama under the name “Southern Medical & Mobility, Inc.” and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and the Code of Alabama.

2.2       Effective Time Of The Merger.  The Merger shall become effective at such time (the “Effective Time”) as a duly executed Certificate of Merger is filed with the Secretary of State of the State of Delaware and a Certificate of Merger is filed with the Secretary of State of Alabama.

2.3       Closing.  The Closing will take place at the offices of Ira S. Saul, PLC on a date and at the time to be agreed upon by the parties (the “Closing Date”), following satisfaction or waiver of the conditions set forth in Article VIII or such other time, date and place as Parent, Merger Sub and Southern may agree.

2.4       Surviving Corporation.

(a)       The Articles of Incorporation of Southern shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the Code of Alabama.

(b)       The By-laws of Southern shall be the By-laws of the Surviving Corporation until duly amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

(c)       Those individuals set forth on Schedule 2.4 shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation, By-laws, and Code of Alabama.

(d)       Those individuals set forth on Schedule 2.4 shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and By-laws.

(e)       If at any time after the Effective Time, any party shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of Merger Sub by reason of, or as a result of, the Merger, or otherwise to carry out the provisions of this Agreement, the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

ARTICLE III.  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1       Effect on Merger Sub Capital Stock.  At the Effective Time, each share of the common stock of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock, no stated par value per share, of the Surviving Corporation.

3.2       Effect on Shares.

(a)       As of the Effective Time, by virtue of the Merger and without any action on the part of Southern, the one (1) issued and outstanding Share immediately prior to the Effective Time shall be converted into the right to receive 554,676,000 shares of Parent Common Stock, provided that, such amount shall be adjusted to ensure that the Southern Shareholder owns that number of shares of Parent Common Stock equal to a minimum of 50% of the Parent Common Stock calculated on a fully diluted basis on the Closing Date.

(b)       The conversion ratio is as follows:  the amount of issued and outstanding common stock of Southern Medical & Mobility, Inc. owned by Hasco Holdings, LLC is one (1) share. Hasco Holdings, LLC shall receive 554,676,000 shares of common stock of BBC Graphics of Palm Beach, Inc.  BBC Graphics of Palm Beach, Inc. shall receive said one (1) share of Southern Medical & Mobility, Inc. common stock. The conversion ratio, therefore, is one (1) share of Southern Medical & Mobility, Inc. for 554,676,000 shares of BBC Graphics of Palm Beach, Inc.

(c)       The shares of Parent Common Stock issued in connection with the Merger shall constitute the “Merger Consideration”.

3.3       Effect on Options.  (Not applicable. No Southern Options outstanding)

3.4       Effect on Warrants.  (Not applicable. No Southern Warrants outstanding)

3.5       Exchange of Certificates; Payment.

(a)       The Southern Shareholder shall surrender to Parent at the Effective Time the certificates representing all of the outstanding Shares (“Certificates”), duly endorsed in blank, or accompanied by blank stock powers, with signatures guaranteed in a manner reasonably acceptable to Parent’s Counsel.  The Southern Shareholder shall use reasonable commercial efforts to cure promptly any deficiencies with respect to the endorsement of any certificate or other documents of conveyance with respect to such Certificate or with respect to the stock powers accompanying any such Certificate.  Upon such surrender, the Southern Shareholder shall be entitled to receive the Merger Consideration by delivery of certificates evidencing ownership of shares of Parent Common Stock.

(b)       At and after the Effective Time, until the Certificates have been surrendered, such Certificates shall be deemed to evidence only the right to receive the appropriate Merger Consideration.

(c)        After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares.  If, after the Effective Time, any Certificate(s) representing Shares is or are presented to the Surviving Corporation, they shall be canceled and exchanged for the appropriate Merger Consideration as provided for, and in accordance with, the provisions of this Article III.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES
OF SOUTHERN AND SOUTHERN SHAREHOLDER

As a material inducement for Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, each of Southern and the Southern Shareholder, jointly and severally makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by Parent and Merger Sub regardless of any investigation made or information obtained by Parent (unless and to the extent specifically and expressly waived in writing by Parent on or before the Closing Date):

4.1       Organization and Good Standing

(a)       Southern is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. Southern is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Southern.  Schedule 4.1(a) contains a complete and accurate list of every jurisdiction in which Southern is qualified to do business.

(b)       Southern has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

(c)       Southern Shareholder is a limited liability company duly organized validly existing and in good standing under the laws of the State of Texas.

4.2       Corporate Documents  Schedule 4.2 shall consist of true and correct copies of:

(a)       the Governing Documents, as amended, of Southern;

(b)       the minute book of Southern containing all existing records of all Proceedings, Consents, actions and meetings of the shareholders and Board of Directors of Southern; and

(c)        the stock transfer ledger of Southern and a shareholder list setting forth all owners of the capital stock of Southern as they appear in the stock transfer ledger of Southern.

4.3       Capitalization of Southern.  The entire authorized capital stock of Southern consists (a) of ten (10) shares of common stock having no stated par value per share, of which one (1) share is issued and outstanding; and (b) zero (0) shares of preferred stock.  All of Southern’s issued and outstanding shares of common stock have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by the stockholders listed on the shareholder list attached as Schedule 4.3.    Other than this Agreement or as set forth on Schedule 4.3, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, registration rights or other agreements or commitments to which Southern is a party or which are binding upon Southern providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Southern.

4.4       Authorization of Transaction.

(a)       Southern has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  On the Closing Date, this Agreement shall be duly and validly authorized by all necessary action on the part of Southern in accordance with Applicable Laws and Southern’s Governing Documents.  This Agreement constitutes the valid and legally binding obligation of Southern, enforceable in accordance with its terms and conditions.  Other than filing the appropriate Articles of Merger, Southern does not need to give any notice to, make any filing with, or obtain any Consent of any Governmental Body in order to consummate the Merger.  The Board of Directors of Southern (the “Southern Board”) has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and has taken all corporate actions required to be taken by the Southern’s Board for the consummation of the Merger.

(b)       Southern Shareholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  On the Closing Date, this Agreement shall be duly and validly authorized by all necessary action on the part of Southern Shareholder in accordance with the Texas Limited Liability Company Act.  This Agreement constitutes the valid and legally binding obligation of Southern Shareholder, enforceable in accordance with its terms and conditions.  The Manager and Members of Southern Shareholder) have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and have taken all company actions required to be taken for the consummation of the Merger.

4.5       Noncontravention.  Neither the execution and delivery of this Agreement, nor consummation of the Merger, by Southern and Southern Shareholder will:

(a)       violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Southern or Southern Shareholder is subject or any provision of the Governing Documents of Southern or Southern Shareholder; or

(b)       conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Southern or Southern Shareholder is a party or by which either is bound or to which any of their respective asets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Southern or Southern Shareholder or on the ability of the Parties to consummate the Merger.

4.6       Southern Financial Information.  Schedule 4.6 shall include the following financial information (collectively, the “Southern Financial Information”): audited balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for the years ended December 31, 2008 and December 31, 2007 (“Southern Financial Information for 2008”), for Southern.

4.7       Events Subsequent to Southern Financial Information for 2008.  Since the date of the Southern Financial Information for 2008, there has not been, occurred or arisen, with respect to Southern:

(a)       any change or amendment in its Governing Documents;

(b)       any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(c)       any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

(d)       any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(e)       any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(f)       the organization of any Subsidiary or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

(g)       any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

(h)       any sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(i)       the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(j)       any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which it is a party or by which it is bound;

(k)       any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

(l)       any grant of any license or sublicense of any rights under or with respect to any Southern Intellectual Property;

(m)       any sale, assignment or transfer (including transfers to any employees, affiliates or shareholders) of any Southern Intellectual Property;

(n)       any capital expenditure (or series of related capital expenditures) involving more than $10,000 and outside the Ordinary Course of Business;

(o)       any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $10,000 and outside the Ordinary Course of Business;

(p)       any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000;

(q)       any delay or postponement of the payment of accounts payable or other liabilities;

(r)       any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $10,000 and outside the Ordinary Course of Business;

(s)       any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $1,000 individually or $5,000 in the aggregate;

(t)       the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

(u)       any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(v)       any increase in the base compensation of any of its directors, officers, and employees;

(w)       any charitable or other capital contribution in excess of $2,500;

(x)       any taking of other action or entering into any other transaction other than in the Ordinary Course of Business, or entering into any transaction with any insider of Southern, except as disclosed in this Agreement and the Disclosure Schedules;

(y)       any other event or occurrence that may have or could reasonably be expected to have a Material Adverse Effect on Southern (whether or not similar to any of the foregoing); or

(z)       any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

4.8       Tax Matters.

(a)       Except as set forth on Schedule 4.8:  (i) Southern and (ii) each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Code, of which Southern is or has been a member (“Southern Tax Affiliate”), for the years that it was a Southern Tax Affiliate:

(a)       has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return);

(b)       has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of Southern and each Southern Tax Affiliate were complete and correct in all material respects; and

(c)       has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)       Southern has previously delivered true, correct and complete copies of all Federal Tax Returns filed by or on behalf of Southern through the date hereof for the periods ending on or after December 31, 2007.

(c)       Except as set forth in Schedule 4.8(c):

(a)       since January 1, 2006, neither Southern nor any Southern Tax Affiliate (for the years that it was a Southern Tax Affiliate) has been notified by the IRS or any other Governmental Body that any issues have been raised (and no such issues are currently pending) by the IRS or any other Governmental Body in connection with any Tax Return filed by or on behalf of Southern or any Southern Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Southern or any Southern Tax Affiliate (for years that it was a Southern Tax Affiliate); no Tax liens have been filed against Southern or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Southern or any Southern Tax Affiliate (for the years that it was a Southern Tax Affiliate);

(b)       full and adequate accrual has been made (A) on the Southern  Balance Sheet, and the books and records of Southern for all income taxes currently due and all accrued Taxes not yet due and payable by Southern for all periods ending on or prior to the Southern  Balance Sheet Date, and (B) on the books and records of Southern for all Taxes payable by Southern for all periods beginning after the Southern  Balance Sheet Date;

(c)       Southern has not incurred any liability for Taxes from and after the Southern Balance Sheet Date other than Taxes incurred in the Ordinary Course of Business and consistent with past practices;

(d)       Southern has not (A) made an election (or had an election made on its behalf by another person) to be treated as a “consenting corporation” under Section 341(f) of the Code or (B) a “personal holding company” within the meaning of Section 542 of the Code;

(e)       Southern has complied in all material respects with all Applicable Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees);

(f)       Southern has no liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which Southern has been bound have been terminated;

(g)       Southern has not incurred any liability to make any payments either alone or in conjunction with any other payments that:

(A)       shall be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign Applicable Law related to Taxes); or

(B)       are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

(h)       Except as stated in Schedule 4.8(c), Southern has not agreed to (nor has any other Person agreed to on its behalf) and is not required to make any adjustments or changes on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the IRS has not proposed any such adjustments or changes in the accounting methods of Southern;

(i)       no claim has been made within the last three years by any taxing authority in a jurisdiction in which Southern does not file Tax Returns that Southern is or may be subject to taxation by that jurisdiction;

(j)       the consummation of the Merger will not trigger the realization or recognition of intercompany gain or income to Southern under the Federal consolidated return regulations with respect to Federal, state or local taxes; and

(k)       Southern is not currently, nor has it been at any time during the previous five years, a “U.S. real property holding corporation” and, therefore, the Shares are not “U.S. real property interests,” as such terms are defined in Section 897 of the Code.

4.9       Title to Assets.  Southern has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Business in the manner presently operated by Southern, as reflected in the Southern Financial Information.

4.10       Real Property.  Southern does not own or hold an ownership interest in any Real Property.

4.11       Leased Real Property. Schedule 4.11 contains a correct street address for all tracts, parcels and subdivided lots in which Southern has a leasehold interest and an accurate description of all Real Property Leases pursuant to which Southern has a leasehold interest.

4.12       Condition of Facilities.

(a)       Use of the Real Property of Southern for the various purposes for which it is presently being used is permitted as of right under all Applicable Laws related to zoning and is not subject to “permitted nonconforming” use or structure classifications.  All Improvements are in compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects.  No part of any Improvement encroaches on any real property not included in the Real Property of Southern, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

(b)       Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects.  No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.  Except as disclosed in, all Tangible Personal Property used in the Business is in the possession of Southern.

4.13       Southern Intellectual Property.

(a)       Southern owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet web sites, domain names and applications and registrations pertaining thereto (collectively, “Southern Intellectual Property”) that are used in the Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

(b)       Except as may be evidenced by patents issued after the date hereof, there are no conflicts with or infringements of any material Southern Intellectual Property by any third party and the conduct of the Business as currently conducted does not conflict with or infringe any proprietary right of a third party.

(c)       Schedule 4.13(c) sets forth a complete list of all patents, registrations and applications pertaining to the Southern Intellectual Property owned by Southern.  Except as set forth on Schedule 4.13(c), all such Southern Intellectual Property listed is owned by Southern, free and clear of liens or Encumbrances of any nature.

(d)       Schedule 4.13(d) sets forth a complete list of all material licenses, sublicenses and other agreements in which Southern has granted rights to any person to use the Southern Intellectual Property.  Southern will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in Breach of any license, sublicense or other agreement relating to the Southern Intellectual Property.

(e)       Southern owns or has the right to use all software currently used in and material to the Business.

4.14       Affiliate Transactions.  Except as set forth on Schedule 4.14, no officer, director, or employee of Southern or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons), has any agreement with Southern or any interest in any of their property of any nature, used in or pertaining to the Business (other than the ownership of capital stock of the corporation as disclosed in Section 4.3).  None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of Southern or in any Person from whom or to whom Southern leases any property or transacts business of any nature.

4.15       Contracts.  Schedule 4.15 is a true, complete and accurate list of all written or oral Contracts (including a brief description of all oral arrangements) executed by an officer or duly authorized employee of Southern or to which Southern is a party either:

(a)       involving more than $10,000, or

(b)       in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees.

Southern has or will deliver prior to Closing to Parent a correct and complete copy of each Contract listed in Schedule 4.15 (the “Southern Contracts”).  Except as disclosed in Schedule 4.15: (i) Southern has fully complied with all material terms of the Southern Contracts; (ii) other parties to the Southern Contracts have fully complied with the terms of the Southern Contracts; and (iii) there are no disputes or complaints with respect to nor has Southern received any notices (whether oral or in writing) that any other party to the Southern Contracts is terminating, intends to terminate or is considering terminating, any of the Southern Contracts listed or required to be listed in Schedule 4.15.

4.16       Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Southern.

4.17       Litigation.

(a)       Except as set forth in Schedule 4.17(a), there is no pending or, to Southern’s Knowledge, threatened Proceeding:

(a)       by or against Southern or that otherwise relates to or may affect the Business which, if adversely determined, would have a Material Adverse Effect; or

(b)       that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

To the Knowledge of Southern, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  Southern has delivered to Parent copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 4.17(a).  There are no Proceedings listed or required to be listed in Schedule 4.17(a) that could reasonably be expected to have a Material Adverse Effect.

(b)       Except as set forth in Schedule 4.17(b):

(a)       there is no material Order to which Southern or the Business is subject; and

(b)       to the Knowledge of Southern, no officer, director, agent or employee of Southern is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)       Except as set forth in Schedule 4.17(c):

(a)       Southern has been and is in compliance with all of the terms and requirements of each Order to which it or the Business is or has been subject;

(b)       No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Southern or the Business is subject; and

(c)       Southern has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Southern or the Business is subject.

4.18       Employee Benefits.

(a)       Schedule 4.18 lists all material (i) Employee Benefit Plans of Southern, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Southern, in the case of a plan described in (i) or (ii) above, that is currently maintained by Southern or with respect to which Southern has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Southern Employee Plans”).  Southern has heretofore made available to Parent true and complete copies of the Southern Employee Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b)       Except as set forth on Schedule 4.18(b), no Southern Employee Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

(c)       Except as set forth on Schedule 4.18(c), there is no Proceeding pending or, to Southern’s Knowledge, threatened against the assets of any Southern Employee Plan or, with respect to any Southern Employee Plan, against Southern other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect, and to Southern’s Knowledge there is no Proceeding pending or threatened in writing against any fiduciary of any Southern Employee Plan other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect.

(d)       Each of the Southern Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e)       Each of the Southern Employee Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f)       Except as set forth on Schedule 4.18(f), no director, officer, or employee of Southern will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Southern Employee Plan solely as a result of consummation of the Merger.

4.19       Banking Relationships.  Schedule 4.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Southern maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom.

4.20       Insurance.  Schedule 4.20 is an accurate and complete description of all policies of insurance of any kind or nature, including, but not limited to, fire, liability, workmen’s compensation and other forms of insurance owned or held by or covering Southern or all or any portion of its property and assets.

4.21       Employees.

(a)       Schedule 4.21 contains a complete and accurate list of each employee of Southern, including each employee on leave of absence or layoff status, and such employee’s name, job title, date of hiring or engagement, date of commencement of employment or engagement, current compensation paid or payable, and service credited for purposes of vesting and eligibility to participate under any Southern Employee Plan, or any other employee or director benefit plan.

(b)       To the Knowledge of Southern, no officer, director, agent, employee, consultant, or contractor of Southern is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Southern or to any other Person any rights to any invention, improvement, or discovery.  No former or current employee of Southern is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Southern or Parent to conduct the Business as heretofore carried on by Southern.

4.22       Labor Relations.  Southern is not a party to any collective bargaining or similar agreement.  To the Knowledge of Southern, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against Southern by any employee of Southern or any other Person or entity.  Southern believes that its relationship with its employees is good.

4.23       Legal Compliance.

(a)       To the Knowledge of Southern, Southern is in material compliance with all Applicable Laws (including rules and regulations thereunder) of any Governmental Bodies having jurisdiction over Southern, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

(b)       Schedule 4.23(b) contains a complete and accurate list of each Governmental Authorization that is held by Southern or that otherwise relates to the Business.  Each Governmental Authorization listed or required to be listed in Schedule 4.23(b) is valid and in full force and effect.  The Governmental Authorizations listed in Schedule 4.23(b) collectively constitute all of the Governmental Authorizations necessary to permit Southern to lawfully conduct and operate the Business.

4.24       Brokers’ Fees.  Southern has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger for which Southern, Parent or Merger Sub could become liable or obligated.

4.25       Undisclosed Liabilities.  To the Knowledge of Southern, it has no liability (and to the Knowledge of Southern, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for

(a)       liabilities reflected or reserved against in the Southern  Balance Sheet; or

(b)       liabilities which have arisen in the Ordinary Course of Business since the date of the Southern  Balance Sheet.

4.26       Disclosure.  The representations and warranties of Southern contained in this Agreement or in any Exhibits hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or in such Exhibits not misleading.

ARTICLE V.  REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB.

As a material inducement for Southern to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub hereby jointly and severally make the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by Southern regardless of any investigation made or information obtained by Southern (unless and to the extent specifically and expressly waived in writing by Southern on or before the Closing Date):

5.1       Representations of Parent Concerning the Transaction.

(a)       Organization and Good Standing.

(a)       Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Parent. Schedule 5.1(a)(i) contains a complete and accurate list of every jurisdiction in which Parent is qualified to do business.

(b)       Parent has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

(c)       Merger Sub is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware.  Merger Sub’s authorized capital consists of ten (10) shares of common stock, par value ten cents ($0.10) per share. One (1) share is issued and registered in the name of Parent.

(b)       Authorization of Transaction. Parent has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Parent, enforceable in accordance with its terms and conditions.  Parent is not required to give any notice to, make any filing with or obtain any Consent of, any Governmental Body in order to consummate the Merger except for such notice filings as may be required under Applicable Laws.

(c)       Capitalization of Parent.  The entire authorized capital stock of Parent consists of 750,000,000 shares of common stock having a par value of $0.001 per share, of which 87,500,000 shares are issued and outstanding, and 3,000,000 shares of preferred stock, none of which is issued and outstanding.  All issued and outstanding shares of Parent Common Stock have been duly authorized, are validly issued, fully paid and nonassessable.  Other than this Agreement and as disclosed on Schedule 5.1(c), there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Parent is a party or which are binding upon Parent providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Parent.

(d)       Noncontravention.  Neither the execution and delivery of this Agreement, nor consummation of the Merger, will:

(a)       violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Parent is subject or any provision of its Governing Documents; or

(b)       conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Parent is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Parent or on the ability of the Parties to consummate the Merger.

(e)       Affiliate Transactions.  No officer, director, or employee of Parent or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons), has any agreement with Parent or any interest in any of their property of any nature, used in or pertaining to the Parent Business.  None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of Parent or in any Person from whom or to whom Parent leases any property or transacts business of any nature.

(f)       Parent Financial Information.  Schedule 5.1(f) shall include the following financial information (collectively, the “Parent Financial Information”):

(a)       audited Balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for each of the years ended September 30, 2007 and September 30, 2008, for Parent; and

(b)       unaudited Balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for the six months ended March 31, 2009 (the “Parent Interim Balance Sheet”) for Parent.  Parent Financial Information present fairly the financial condition of Parent as of such dates and the results of operations of Parent for such periods, in accordance with GAAP and are consistent with the books and records of Parent (which books and records are correct and complete).

(g)       Events Subsequent to Parent Interim Balance Sheet.  Since the date of Parent Interim Balance Sheet, there has not been, occurred or arisen, with respect to Parent:

(a)       any change or amendment in its Governing Documents;

(b)       any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(c)       any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

(d)       any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(e)       any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(f)       the organization of any Subsidiary (other than the Merger Sub) or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

(g)       any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

(h)       any sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(i)       the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(j)       any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), involving more than $10,000 to which it is a party or by which it is bound;

(k)       any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

(l)       any grant of any license or sublicense of any rights under or with respect to any Parent Intellectual Property;

(m)       any sale, assignment or transfer (including transfers to any employees, affiliates or shareholders) of any Parent Intellectual Property;

(n)       any capital expenditure (or series of related capital expenditures) involving more than $10,000 and outside the Ordinary Course of Business;

(o)       any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $10,000 and outside the Ordinary Course of Business;

(p)       any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000;

(q)       any delay or postponement of the payment of accounts payable or other liabilities;

(r)       any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $10,000 and outside the Ordinary Course of Business;

(s)       any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $500 individually or $2,500 in the aggregate;

(t)       the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

(u)       any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(v)       any increase in the base compensation of any of its directors, officers, and employees;

(w)       any charitable or other capital contribution in excess of $2,500;

(x)       any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of Parent, except as disclosed in this Agreement and the Disclosure Schedules;

(y)       any other event or occurrence that may have or could reasonably be expected to have an Material Adverse Effect on Parent (whether or not similar to any of the foregoing); or

(z)       any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

(h)       Tax Matters.

(a)       Parent and each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Parent Code, of which Parent is or has been a member (“Parent Tax Affiliate”), for the years that it was a Parent Tax Affiliate of Parent:

(A)       has timely paid or caused to be paid all Taxes required to be paid by it though the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return);

(B)       has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of Parent and each Parent Tax Affiliate were completed and correct in all material respects; and

(C)       has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)       Parent has previously delivered true, correct and complete copies of all Federal Tax Returns filed by or on behalf of Parent through the date hereof for the periods ending on or after December 31, 2005.

(c)       Except as set forth in Schedule 5.1(h)(iii):

(A)       since January 1, 2006, neither Parent nor any Parent Tax Affiliate (for the years that it was a Parent Tax Affiliate) has been notified by the Internal Revenue Service or any other Governmental Body that any issues have been raised (and no such issues are currently pending) by the IRS or any other Governmental Body in connection with any Tax Return filed by or on behalf of Parent or any Parent Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Parent or any Parent Tax Affiliate (for years that it was a Parent Tax Affiliate); no Tax liens have been filed against Parent or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Parent or any Parent Tax Affiliate (for the years that it was a Parent Tax Affiliate);

(B)       full and adequate accrual has been made (i) on the Parent Interim Balance Sheet, and the books and records of Parent for all income Taxes currently due and all accrued Taxes not yet due and payable by Parent for all periods ending on or prior to the Parent Interim Balance Sheet Date, and (ii) on the books and records of Parent and for all Taxes payable by Parent for all periods beginning after the Parent Interim Balance Sheet Date;

(C)       Parent has not incurred any liability for Taxes from and after the Parent Interim Balance Sheet Date other than Taxes incurred in the Ordinary Course of Business and consistent with past practices;

(D)       Parent has not (i) made an election (or had an election made on its behalf by another person) to be treated as a “consenting corporation” under Section 341(f) of the Code or (ii) a “personal holding company” within the meaning of Section 542 of the Code;

(E)       Parent has complied in all material respects with all Applicable Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees);

(F)       Parent has no liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which Parent has been bound have been terminated;

(G)       Parent has not incurred any Liability to make any payments either alone or in conjunction with any other payments that:

(1)       shall be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign income Tax Law); or

(2)       are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

(H)       Parent has not agreed to (nor has any other Person agreed to on its behalf) and is not required to make any adjustments or changes on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of Parent;

(I)       no claim has been made within the last three years by any taxing authority in a jurisdiction in which Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction;

(J)       the consummation of the Merger will not trigger the realization or recognition of intercompany gain or income to Parent under the Federal consolidated return regulations with respect to Federal, state or local Taxes;

(K)       none of Parent’s shareholders are foreign Persons within the meaning of Treasury Regulation § 1.1445-2(b) of the rules and regulations promulgated under Section 1445 of the Code, and Southern has been furnished with a true and accurate certificate of Parent so stating which complies in all respects with Treasury Regulation § 1.1445-2(b)(2) of such rules and regulations; and

(L)       Parent is not currently, nor has it been at any time during the previous five years, a “U.S. real property holding corporation” and, therefore, the Parent Common Stock is not “U.S. real property interests,” as such terms are defined in Section 897 of the Code.

(i)       Title to Assets.  Parent has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Parent Business in the manner presently operated by Parent, as reflected in Parent Financial Information.

(j)       Real Property.  Parent does not own or hold an ownership interest in any Real Property.

(k)       Leased Real Property. Schedule 5.1(k) contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Parent has a leasehold interest and an accurate description (by location, name of lessor, date of lease and term expiration date) of all Real Property Leases pursuant to which Parent has a leasehold interest.

(l)       Condition of Facilities.

(a)       Use of the Real Property of Parent for the various purposes for which it is presently being used is permitted as of right under all Applicable Laws related to zoning and is not subject to “permitted nonconforming” use or structure classifications.  All Improvements are in compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects.  To the Knowledge of Parent, no part of any Improvement encroaches on any real property not included in the Real Property of Parent, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

(b)       Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects.  No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.  All Tangible Personal Property used in the Parent Business is in the possession of Parent.

(m)       Parent Intellectual Property.

(a)       Parent owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including  password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto (collectively, “Parent Intellectual Property”) that are used in the Parent Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

(b)       Except as may be evidenced by patents issued after the date hereof, there are no conflicts with or infringements of any material Parent Intellectual Property by any Third Party and the conduct of the Parent Business as currently conducted does not conflict with or infringe any proprietary right of a Third Party.

(c)       Schedule 5.1(m)(iii) sets forth a complete list of all patents, registrations and applications pertaining to Parent Intellectual Property owned by Parent.  Except as set forth on Schedule 5.1(m)(iii), all such Parent Intellectual Property listed is owned by Parent, free and clear of liens or Encumbrances of any nature.

(d)       Schedule 5.1(m)(iv) sets forth a complete list of all material licenses, sublicenses and other agreements in which Parent has granted rights to any person to use Parent Intellectual Property.  Parent will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in Breach of any license, sublicense or other agreement relating to Parent Intellectual Property.

(e)       Parent owns or has the right to use all software currently used in and material to the Parent Business.

(n)       SEC Reports and Financial Statements.  Since April 1, 2007, Parent has filed with the SEC all reports and other filings required to be filed by Parent in accordance with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the “Parent SEC Reports”). As of their respective dates, Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such Parent SEC Reports and, except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later Parent SEC Report filed and publicly available prior to the date of this Agreement, none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Parent included in Parent SEC Reports were prepared from and are in accordance with the accounting books and other financial records of Parent, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as set forth in Parent SEC Reports, Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations incurred in the Ordinary Course of Business.  Parent SEC Reports accurately disclose (i) the terms and provisions of all stock option plans, (ii) transactions with affiliates, and (iii) all material contracts required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.

(o)       Contracts.  Schedule 5.1(o) is a true, complete and accurate list of all written or oral contracts, understandings, agreements and other arrangements (including a brief description of all such oral arrangements) executed by an officer or duly authorized employee of Parent or to which Parent is a party either:

(a)       involving more than $10,000, or

(b)       in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees.

Parent has delivered or will, prior to Closing, deliver to Southern a correct and complete copy of each Contract (redacted copies for names are acceptable) listed in Schedule 5.1(o) (the “Parent Contracts”).  Except as disclosed in Schedule 5.1(o): (i) Parent has fully complied with all material terms of Parent Contracts; (ii) to the Knowledge of Parent, other parties to Parent Contracts have fully complied with the terms of Parent Contracts; and (iii) there are no disputes or complaints with respect to nor has Parent received any notices (whether oral or in writing) that any other party to Parent Contracts is terminating, intends to terminate or is considering terminating, any of Parent Contracts listed or required to be listed in Schedule 5.1(o).

(p)       Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Parent.

(q)       Litigation.

(a)       Except as set forth in Schedule 5.1(q)(i), there is no pending or, to Parent’s Knowledge, threatened Proceeding:

(A)       by or against Parent or that otherwise relates to or may affect the Parent Business which, if adversely determined, would have a Material Adverse Effect; or

(B)       that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

To the Knowledge of Parent, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  Parent has delivered to Southern copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 5.1(q)(i).  There are no Proceedings listed or required to be listed in Schedule 5.1(q)(i) that could reasonably be expected to have a Material Adverse Effect.

(b)       Except as set forth in Schedule 5.1(q)(ii):

(A)       there is no material Order to which Parent or the Parent Business is subject; and

(B)       to the Knowledge of Parent, no officer, director, agent or employee of Parent is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Parent Business.

(c)       Except as set forth in Schedule 5.1(q)(iii):

(A)       Parent has been and is in compliance with all of the terms and requirements of each Order to which it or the Parent Business is or has been subject;

(B)       No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Parent or the Parent Business is subject; and

(C)       Parent has not received any notice, or received but subsequently resolved to the satisfaction of the Governmental Body or other Person (evidence of such approval is attached as Schedule 5.1(q)(iii)), or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Parent or the Parent Business is subject.

(r)       Employee Benefits.

(a)       Schedule 5.1(r)(i) lists all material (i) Employee Benefit Plans of Parent, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Parent, in the case of a plan described in (i) or (ii) above, that is currently maintained by Parent or with respect to which Parent has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Parent Employee Plans”).  Parent has heretofore made available to Southern true and complete copies of Parent Employee Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b)       Except as set forth on Schedule 5.1(r)(ii), no Parent Employee Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

(c)       Except as set forth on Schedule 5.1(r)(iii), there is no Proceeding pending or, to Parent’s Knowledge, threatened against the assets of any Parent Employee Plan or, with respect to any Parent Employee Plan, against Parent other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect, and to Parent’s Knowledge there is no Proceeding pending or threatened in writing against any fiduciary of any Parent Employee Plan other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect.

(d)       Each of Parent Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e)       Each of Parent Employee Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f)       Except as set forth on Schedule 5.1(r)(vi), no director, officer, or employee of Parent will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Parent Employee Plan solely as a result of consummation of the Merger.

(s)       Insurance.  Schedule 5.1(s) is an accurate and complete description of all policies of insurance of any kind or nature, including, but not limited to, fire, liability, workmen’s compensation and other forms of insurance owned or held by or covering Parent or all or any portion of its property and assets.

(t)       Employees.

(a)       Schedule 5.1(t)(i) contains a complete and accurate list of each employee of Parent, including each employee on leave of absence or layoff status, their name; job title; date of hiring; date of commencement of employment; current compensation paid or payable and any change in compensation since September 30, 2007.

(b)       To the Knowledge of Parent, no officer, director, agent, employee, consultant, or contractor of Parent is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Parent Business or (ii) to assign to Parent or to any other Person any rights to any invention, improvement, or discovery.  No former or current employee of Parent is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Parent to conduct the Parent Business.

(u)       Labor Relations.  Parent is not a party to any collective bargaining or similar agreement.  To the Knowledge of Parent, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against Parent by any employee of Parent or any other person or entity.

(v)       Legal Compliance.

(a)       To the Knowledge of Parent, Parent is in material compliance with all Applicable Laws of any Governmental Bodies having jurisdiction over Parent, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

(b)       Schedule 5.1(v)(ii) contains a complete and accurate list of each Governmental Authorization that is held by Parent or that otherwise relates to the Parent Business.  Each Governmental Authorization listed or required to be listed in Schedule 5.1(v)(ii) is valid and in full force and effect.  The Governmental Authorizations listed in Schedule 5.1(v)(ii) collectively constitute all of the Governmental Authorizations necessary to permit Parent to lawfully conduct and operate the Parent Business.

(w)       Brokers’ Fees.  Parent has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger for which Parent, Merger Sub or Southern could become liable or obligated.

(x)       Undisclosed Liabilities.  To the Knowledge of Parent, it has no liability (and to the Knowledge of Parent, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for

(a)       liabilities reflected or reserved against in the Parent Interim Balance Sheet; or

(b)       liabilities which have arisen in the Ordinary Course of Business since the date of Parent Interim Balance Sheet.

(y)       Disclosure.  The representations and warranties of Parent contained in this Agreement or in any Exhibits hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or in such Exhibits not misleading.

5.2       Power and Authority.  Parent and Merger Sub each has the corporate power to execute, deliver and perform this Agreement and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by law, its Governing Documents or otherwise, to authorize the execution and delivery of this Agreement and such related documents.  The execution and delivery of this Agreement does not and, subject to the receipt of required regulatory approvals and any other required Third-Party Consents, the consummation of the Merger contemplated hereby will not, violate any provisions of the Governing Documents of Parent or Merger Sub or any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Parent or Merger Sub is a party or by which it or its properties is bound, any legal or other restrictions of any kind to which Parent or Merger Sub is subject, or result in the creation of any Encumbrance upon any of the property or assets of Parent or Merger Sub.  The execution and delivery of this Agreement has been approved by the Boards of Directors of Parent and Merger Sub.  This Agreement is a valid obligation of Parent and Merger Sub and is legally binding on each in accordance with its terms.

5.3       No Subsidiaries.  Merger Sub does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization. Merger Sub is not a party to any joint venture or partnership.

5.4       Merger Sub Common Stock.  Parent owns, beneficially and of record, all of the issued and outstanding shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”), all which Merger Sub Common Stock is validly issued and outstanding, fully paid and non-assessable, free and clear of all liens and encumbrances. Parent has the corporate power to vote such shares of Merger Sub Common Stock pursuant to this Agreement.  Parent has, or will by the Effective Time have, taken all such actions as may be required in its capacity as the sole stockholder of Merger Sub to approve the Merger.

ARTICLE VI.  ACCESS TO INFORMATION AND DOCUMENTS.

6.1       Access to Information.  Between the date hereof and the Closing Date, each Party will give to the other and its counsel, accountants and other representatives full access to all the properties, documents, contracts, personnel files and other records and shall furnish copies of such documents and with such information with respect to its affairs as may from time to time be reasonably requested.  Each Party will disclose to the other and make available to such Party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of Southern, Merger Sub or Parent, as the case may be.  In addition, Southern shall make available to Parent all such banking, investment and financial information as shall be necessary to allow for the efficient integration of Southern’s banking, investment and financial arrangements with those of Parent at the Effective Time.  Access of Parent pursuant to the foregoing shall be granted at a reasonable time and upon reasonable notice.

6.2       Effect of Access.

(a)       Nothing contained in this Article VI shall be deemed to create any duty or responsibility on the part of either Party to investigate or evaluate the value, validity or enforceability of any Contract or other asset included in the assets of the other Party.

(b)       With respect to matters as to which any Party has made express representations or warranties herein, the Parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such Parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

ARTICLE VII.  COVENANTS.

7.1       Preservation of Business.

(a)       Prior to the Effective Time or the termination of this Agreement, Southern will use its Best Efforts to preserve the Business, to keep available to Parent and the Surviving Corporation the services of the present employees of Southern, and to preserve for Parent and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with Southern.  Southern shall conduct its Business only in the usual and ordinary course as it has previously been conducted, including, without limitation, its policies and practices relating to the collection of accounts receivable and the payment of accounts payable and other liabilities, and not introduce any new methods of management, operations or accounting, without Parent’s prior written consent (which shall not be unreasonably withheld); maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting it, and keep in full force and effect present insurance policies.

(b)       Prior to the Effective Time or the termination of this Agreement, Parent will use its Best Efforts to preserve the Parent Business, to keep available to Parent the services of the present employees of Parent, and to preserve for Parent the goodwill of the suppliers, customers and others having business relations with Parent.  Parent shall conduct the Parent Business only in the usual and ordinary course as it has previously been conducted, including, without limitation, its policies and practices relating to the collection of accounts receivable and the payment of accounts payable and other liabilities, and not introduce any new methods of management, operations or accounting, without Parent’s prior written consent of Southern (which shall not be unreasonably withheld); maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting it, and keep in full force and effect present insurance policies.  Without the prior written consent of Southern, Parent shall not permit Merger Sub to take any actions or conduct any operations other than in connection with the Merger.

7.2       Current Information.  During the period from the date of this Agreement to the Effective Time, each Party hereto shall promptly notify each other Party of any (i) significant change in the normal course of business or operations of the Parent Business, (ii) Proceeding (or communications indicating that the same may be contemplated), or the institution or threat or settlement of Proceedings, in each case involving the Parties the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Party, taken as a whole or (iii) event which such Party reasonably believes could be expected to have a Material Adverse Effect on the ability of any party hereto to consummate the Merger.  Southern shall notify Parent of any breach of any representation or warranty of Parent or Merger Sub of which Southern has Knowledge prior to the Closing.  Parent shall notify Southern of any breach of any representation or warranty of Southern of which Parent has Knowledge prior to the Closing.

7.3       Material Transactions.  Prior to the Effective Time, no Party will (other than (i) as contemplated by the terms of this Agreement, (ii) with respect to transactions for which there is a binding commitment existing prior to the date hereof disclosed in the Disclosure Schedules, and (iii) transactions described on Schedule 7.3 which do not vary materially from the terms set forth on such Schedule 7.3, or in the Ordinary Course of Business without first obtaining the written consent of the other Parties):

(a)       declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property;

(b)       amend its Governing Documents or enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any other Person;

(c)       except pursuant to options, warrants, conversion rights or other contractual rights disclosed in either Section 4.3 or Schedule 5.1(c), issue any shares of its capital stock or any options, warrants or other rights to subscribe for or purchase such common or other capital stock or any securities convertible into or exchangeable for any such common or other capital stock;

(d)       directly redeem, purchase or otherwise acquire any of its common or other capital stock;

(e)       effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

(f)       except as set forth in Schedule 7.3(f), enter into any employment contract which is not terminable upon notice of ninety (90) days or less, at will, and without penalty except as provided herein or grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension or other Employee Benefit Plan, agreement, payment or agreement under, to, for or with any of such officers or employees;

(g)       make any payment or distribution to the trustee under any bonus, pension, profit sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with such Party’s usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, options, executive incentive compensation, pensions, deferred compensation, retirement payments, profit sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate or modify any plan;

(h)       prepay any debt in excess of Ten Thousand Dollars ($10,000), borrow or agree to borrow any amount of funds except in the Ordinary Course of Business or, directly or indirectly, guarantee or agree to guarantee obligations of others, or fail to pay any monetary obligation in a timely manner prior to delinquency;

(i)       enter into any agreement, contract or commitment having a term in excess of three (3) months or involving payments or obligations in excess of $10,000 in the aggregate, except in the Ordinary Course of Business;

(j)       amend or modify any material Contract;

(k)       agree to increase the compensation or benefits of any employee (except for normal annual salary increases in accordance with past practices);

(l)       place on any of its assets or properties any pledge, charge or other Encumbrance, except as otherwise authorized hereunder, or enter into any transaction or make any contract or commitment relating to its properties, assets and business, other than in the Ordinary Course of Business or as otherwise disclosed herein;

(m)       guarantee the obligation of any person, firm or corporation, except in the Ordinary Course of Business;

(n)       make any loan or advance in excess of Ten Thousand Dollars ($10,000) or cancel or accelerate any material indebtedness owing to it or any claims which it may possess or waive any material rights of substantial value;

(o)       sell or otherwise dispose of any Real Property or any material amount of any tangible or intangible personal property other than leasehold interests in closed facilities, except in the Ordinary Course of Business;

(p)       commit any act or fail to do any act which will cause a Breach of any Contract and which will have a Material Adverse Effect on its business, financial condition or earnings;

(q)       violate any Applicable Law which violation might have a Material Adverse Effect on such Party;

(r)       purchase any real or personal property or make any other capital expenditure where the amount paid or committed is in excess of Ten Thousand Dollars ($10,000) per expenditure;

(s)       except in the Ordinary Course of Business, enter into any agreement or transaction with any of such Party’s Affiliates; or

(t)       engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of such Party contained in this Agreement, as if such representations and warranties were given as of the date of such transaction or action.

7.4       Public Disclosures.  Parent and Southern will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by Applicable Law.  The Parties shall issue a joint press release, mutually acceptable to Southern and Parent, promptly upon execution and delivery of this Agreement.

7.5       Confidentiality.  Parent and Southern shall hold, and shall use their best efforts to cause their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all Confidential Information, and each Party shall not release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement.

7.6       No Shop.  From the date of this Agreement until the earlier of (i) the Effective Time, (ii) May 15, 2009, or (iii) until this Agreement is terminated in accordance with Article X hereof, neither Parent, Southern nor Merger Sub shall initiate, solicit or encourage (including by way of furnishing assistance or proprietary information), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any “Competing Transaction” (as defined below), or enter into any discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action, and each Party shall promptly notify the other Party of all relevant terms (including the identity of the parties involved) of any such inquiries and proposals received by such Party or any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, such Party shall promptly deliver or cause to be delivered to the other Party a copy of such inquiry or proposal.  For the purposes of this Agreement, “Competing Transaction” shall mean any of the following (other than the Merger) (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of any Party; (iii) any tender offer or exchange offer for more than fifty percent (50%) of the outstanding shares of the capital stock of any Party or other form of investment in, or purchase of, capital stock of any Party; (iv) any current Affiliate acquiring beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act) being formed which beneficially owns or has the right to acquire beneficial ownership of, twenty-five percent (25%) or more of the outstanding shares of the capital stock of any Party; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.  In the event that the provisions of this Section 7.6 are violated by any Party or by any Party’s Representatives, and the Merger is not consummated, then, in addition to other remedies available to the non-violating Party, the non-violating Party will be entitled to receive from the violating Party all out-of-pocket expenses (including reasonable attorneys’ fees and expenses relating to the Merger), which such non-violating Party has incurred.

7.7       Other Actions.  None of Southern, Parent or Merger Sub shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Agreement not being satisfied, or delay the  Effective Time or (unless such action is required by Applicable Law) which would have a Material Adverse Effect on the ability of Southern or Parent to obtain any Consents required for the consummation of the Merger without imposition of a condition or restriction which would have a Material Adverse Effect on the Surviving Corporation or which would otherwise materially impair the ability of Southern or Parent to consummate the Merger in accordance with the terms of this Agreement or materially delay such consummation.  Without limiting the generality of the foregoing, Southern shall use its reasonable best efforts to obtain all Consents required of Third Parties in respect of the Merger under all material Contracts to which Southern is a party, including without limitation lessor consents under the lease of Southern’s corporate headquarters.

7.8       Accounting Methods.  Prior to Closing, Southern will not change, in any material respect, its methods of accounting in effect at its most recent fiscal year end except as required by changes in GAAP as concurred by Southern’s independent accountants.

7.9       Documentation.  True and complete copies of all documents required by this Agreement will be delivered by Southern to Parent and by Parent to Southern within five (5) days from the date hereof.

7.10       Cooperation.

(a)       Parent and Southern shall together or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the Merger and cooperate in making any such filings promptly and in seeking to obtain timely any such Consents, (ii) use their respective commercially reasonable efforts to cause to be lifted any impediment preventing consummation of the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another’s counsel all such information as may be required to affect the foregoing actions.

(b)       Subject to the terms and conditions herein provided, and unless this Agreement shall have been validly terminated as provided herein, each of Parent and Southern shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to this Agreement and to consummate the Merger, subject to the vote of its stockholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any Consent by any Governmental Body and/or any Third Party which is required to be obtained or made by such Party or any of its Affiliates in connection with this Agreement and the Merger.  Each of Parent and Southern will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their Affiliates in connection with the foregoing.

7.11       Notice of Subsequent Events.  Southern shall notify Parent of any changes, additions or events of which it has or obtains knowledge as to which it concludes or reasonably should conclude would cause any material change in or material addition to any Disclosure Schedule delivered by Southern under this Agreement or otherwise would, in Southern’s reasonable judgment, likely result in a breach of this Agreement by Southern prior to the Closing Date, promptly after the occurrence of the same.

7.12       Filing of SEC Reports.  Parent shall prepare and file all Parent SEC Reports with the SEC on a timely basis and in full compliance with all SEC rules and regulations.  In the event that the SEC issues any comments regarding a Parent SEC Report, then Parent will use its Best Efforts to address and respond to such comments in a complete manner as soon as reasonably practicable.

ARTICLE VIII.  CONDITIONS TO CLOSING.

8.1       Mutual Conditions.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Parent, Merger Sub and Southern):

(a)       None of Parent, Merger Sub or Southern shall be subject to any Order by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of Parent effectively to exercise full rights of ownership of the common stock of the Surviving Corporation or any material portion of the assets or Business, taken as a whole.

(b)       No statute, rule or regulation, shall have been enacted by any Governmental Body that makes the consummation of the Merger illegal.

(c)       Parent, Merger Sub and Southern shall have received all Consents of Third Parties that are required of such Third Parties prior to the consummation of the Merger, in form and substance acceptable to Parent or Southern, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a Material Adverse Effect on the Surviving Corporation.

8.2       Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a)       The representations and warranties of Southern contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date, and each of the representations and warranties of Southern that are not so qualified shall be true in all material respects.

(b)       Southern shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by Southern at or prior to the Closing.

(c)       There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order that (a) restrains or prohibits the consummation of the Merger, (b) could have a Material Adverse Effect on Parent’s ability to exercise control over or manage Southern after the Closing or (c) could have a Material Adverse Effect on Southern.

(d)       On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Merger.

(e)       Southern shall have delivered to Parent a certificate, dated the Closing Date, executed by a duly authorized officer of Southern certifying the fulfillment of the conditions specified in Sections 8.2(a), (b) and (c).

(f)       Southern shall have delivered to Parent a certificate, dated the Closing Date, executed by the Secretary of Southern, certifying as to (i) Southern’s Governing Documents, (ii) resolutions with respect to the Merger adopted by Southern’s board of directors and shareholders attached thereto, and (iii) incumbency and signatures of the persons who have executed this Agreement and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement.

(g)       All documents to be delivered by Southern to Parent at the Closing shall be satisfactory in form and substance to Parent.

(h)       All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of Parent Counsel, in connection with (a) the execution and delivery by Southern of this Agreement or (b) the consummation by Southern of the Merger and copies of all such Consents shall have been delivered to Parent.

(i)       Parent shall receive possession of the Certificates.

(j)       Southern shall have executed and delivered to Parent a Certificate of Conversion Ratio in the form attached as Exhibit B hereto.

(k)       Southern shall have delivered to Parent the financial statements set forth in Section 4.6, audited by an independent certified public accounting firm reasonably acceptable to Parent, the results of which audits shall be satisfactory to Parent.

(l)       Parent shall have completed a business and legal due diligence investigation of Southern, the results of which shall be satisfactory to Parent.

8.3       Conditions to the Obligations of Southern.  The obligations of Southern under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a)       The representations and warranties of Parent and Merger Sub contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Parent and Merger Sub that are not so qualified shall be true in all material respects.

(b)       Parent and Merger Sub shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by Parent and Merger Sub at or prior to the Closing.

(c)       There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order, that (a) restrains or prohibits the consummation of the Merger or (b) could reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

(d)       On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Merger.

(e)       Parent and Merger Sub shall have delivered to Southern a certificate, dated the Closing Date, executed by a duly authorized officer of Parent and Merger Sub, certifying to the fulfillment of the conditions specified in Sections 8.3(a), (b) and (c).

(f)       Parent shall have delivered to Southern a certificate, dated Closing Date, executed by the Secretary of Parent, certifying as to (i) Parent and Merger Sub’s Governing Documents, (ii) resolutions with respect to the Merger adopted by Parent’s and Merger Sub’s respective boards of directors and shareholders attached thereto, and (iii) incumbency and signatures of the persons who have executed this Agreement and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement.

(g)       All documents to be delivered by Parent and Merger Sub to Southern at the Closing shall be satisfactory in form and substance to Southern.

(h)       All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of counsel to Southern, in connection with (a) the execution and delivery by Parent and Merger Sub of this Agreement, and (b) the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, and copies of all such Consents shall have been delivered to Southern.

(i)       (reserved)

(j)       (reserved)

(k)       Parent shall deliver to Southern Shareholder a certificate evidencing ownership of the shares of Parent Common Stock described in Section 3.2.

(l)       The Southern Shareholder shall have given all necessary approvals and consents required under  the laws of the State of Texas

(m)       The Merger shall qualify as a tax-free transaction to each of Parent, Southern and the Southern Shareholder.

(n)       Parent and Merger Sub shall have executed and delivered to Southern a Certificate of Conversion Ratio in the form attached as Exhibit B hereto.

(o)       Parent shall have completed a reverse split of its Common Stock in a ratio of at least 1-for-10.

(p)       All liabilities listed on its balance sheet as “Due to Stockholder” shall be satisfied by payment in cash or issuance of shares of Parent Common Stock to the shareholders of Parent who are owed such amounts.

ARTICLE IX.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

9.1       Survival of Representations.  All representations and warranties made by any party to this Agreement or pursuant hereto, as modified by any Disclosure Schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall survive the Closing and any investigation made by or on behalf of any party hereto for a period of two (2) years following the Closing Date.  All statements contained herein or in any schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall be deemed representations and warranties for purposes of Sections 9.1, 8.2(a), and 8.3(a).  The right to indemnification or other remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.

9.2       Indemnification.

(a)       Subject to the terms and conditions of this Article IX, Southern shall defend and hold harmless Parent, and its Representatives, Affiliates, successors and assigns, from and against all Claims, assessments, losses, damages, liabilities, deficiencies, judgments, settlements, costs and expenses, including interest, penalties and reasonable attorneys’ fees and expenses incurred in enforcing this indemnification or in any litigation between the Parties or with Third Parties (collectively, “Damages”) asserted against, resulting to, imposed upon, suffered or incurred by Parent (or any of its officers, managers, members, employees, Affiliates, successors or assigns), directly or indirectly, by reason of or resulting from (i) any failure of Southern to duly perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by it, prior to the Closing, pursuant to this Agreement  and/or (ii) a breach of any representation, warranty, covenant or agreement of Southern contained in or made pursuant to this Agreement, provided, however, that the maximum liability of Southern (collectively and not individually) to Parent for Damages under this Section 9.2(a) shall not exceed $100,000.00.

(b)       Subject to the terms and conditions of this Article IX, Parent shall indemnify, defend and hold harmless Southern (and its respective Representatives, Affiliates, successors and assigns) at any time after consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by Southern, directly or indirectly, by reason of or resulting from:  (i) any failure of Parent or Merger Sub to duly perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by it, prior to the Closing, pursuant to this Agreement; or (ii) a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in or made pursuant to this Agreement, provided, however, that the maximum liability of Parent and the Parent Stockholders to Southern (collectively and not individually) for Damages under this Section 9.2(b) shall not exceed $100,000.00.

(c)       Notwithstanding any provision hereof to the contrary, Southern shall not be liable to Parent and the Surviving Corporation, and Parent and the Surviving Corporation shall not be liable to Southern, unless the aggregate Damages exceed $50,000, and then only to the extent that the aggregate Damages exceed $50,000.

9.3       Conditions of Indemnification.  The obligations and liabilities of Parent on the one hand, and Southern, on the other hand, as indemnifying parties (each, an “Indemnifying Party”) to indemnify Southern, Parent and the Surviving Corporation, as applicable (each, an “Indemnified Party”), under Section 9.2 with respect to Claims made by Third Parties shall be subject to the following terms and conditions:

The Indemnified Party shall give written notice to the Indemnifying Party of any Damages with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to such Claim for indemnification; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 9.2 unless it shall have been prejudiced by the omission to provide such notice.  In case any Claim is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party under Section 9.2 for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Party reasonably determines that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in defending such Claim, then separate counsel shall be entitled to participate in and conduct such defense, and the Indemnifying Party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with such defense (but not more than one counsel).  The Indemnifying Party shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld.  The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, settle or compromise any Claim to which the Indemnified Party is a party or consent to entry of any judgment in respect thereof.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Claim) unless such settlement or compromise includes an unconditional release of the Indemnified Party from all liability arising out of such Claim.

9.4       Remedies Cumulative.  Except as expressly provided in this Agreement, the remedies provided herein shall be cumulative and shall not preclude assertion by any Party hereto of any other rights or the seeking of any other remedies against any other Party hereto.

ARTICLE X.  TERMINATION, AMENDMENT AND WAIVER.

10.1       Termination.  This Agreement may be terminated at anytime prior to the Effective Time:

(a)       by mutual written consent of Parent, Merger Sub and Southern;

(b)       by Parent or Southern:

(a)       if the Merger shall not have been consummated on or before May 15, 2009, unless the failure to consummate the Merger is the result of a willful and material Breach of this Agreement by the Party seeking to terminate this Agreement;

(b)       if any court of competent jurisdiction or other Governmental Body shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

(c)       in the event of a Breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such Breach (provided that the terminating Party is not then in Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(d)       in the event that (i) all of the conditions to the obligation of such Party to effect the Merger set forth in Section 8.1 shall have been satisfied and (ii) any condition to the obligation of such Party to effect the Merger set forth in Section 8.2 (in the case of Parent or Merger Sub) or Section 8.3 (in the case of Southern) is not capable of being satisfied prior to the end of the period referred to in Section 10.1(b)(i); or

(e)       if there shall have occurred prior to the Effective Time changes in Applicable Law that, in the aggregate, shall have a Material Adverse Effect on either Party.

10.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party except to the extent that such termination results from the willful and material Breach by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, in which case the terminating Party shall have the right to pursue any remedies available to it at law or in equity.

10.3           Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.4           Extension; Waiver.  At any time prior to the Effective Time, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

10.5           Procedure for Termination, Amendment Extension or Waiver.  A termination of this Agreement pursuant to Section 10.1, an amendment of this Agreement pursuant to Section 10.3, or an extension or waiver pursuant to Section 10.4 shall, in order to be effective, require in the case of Parent, Merger Sub or Southern, action by its Board of Directors or the duly authorized designee of the Board of Directors.

ARTICLE XI.  MISCELLANEOUS.

11.1           Notices.  Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

 If to Parent or Merger Sub:

 BBC Graphics of Palm Beach, Inc.
 14809 Hampton Court
 Dallas, Texas 75254
 Attention:  Hal Compton, Sr., Chairman
 Tel:  (214) 334-7950

 with a copy to:
 Ira S. Saul, PLC
 4126 Leonard Drive
 Fairfax, Virginia 22030
 Attention:  Ira S. Saul, Esquire
 Tel: (703) 273-8840
 Facsimile:  (703) 273-8842

 If to Southern:

 Southern Medical and Mobility, Inc.
 1416 West I-65 Service Road South
 Mobile, Alabama 36693-5100
 Attention: Hal Compton, Jr., President
 (251) 633-4133

All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with the overnight courier.

11.2           Further Assurances.  Each Party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

11.3           Governing Law.  This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware applied without giving effect to any conflicts of law principles.

11.4           Commissions.  Each of the Parties hereto represents and warrants that no broker or finder is entitled to any brokerage or finder’s fee or other commission in connection with the Merger.  Each of the Parties hereto shall pay or discharge, and shall indemnify and hold the other harmless from and against, all claims or liabilities for brokerage commissions or finder’s fees incurred by reason of any action taken by it.

11.5           Captions.  The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

11.6           Integration of Exhibits and Schedules.  All Exhibits and Disclosure Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

11.7           Entire Agreement.  This Agreement, including all Exhibits and Disclosure Schedules attached hereto and thereto contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby.  This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

11.8           Expenses.  Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

11.9           Counterparts.  This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

11.10         Binding Effect.  This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  No Party may assign any right or obligation hereunder without the prior written consent of the other Parties.

11.11         No Rule of Construction.  The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

(SIGNATURES  FOLLOW ON NEXT PAGE)

IN WITNESS WHEREOF, Parent, Merger Sub, Southern, and Southern Shareholder have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers, all as of the day and year first above written.

By Parent:

BBC GRAPHICS OF PALM BEACH, INC.

By:
Hal Compton, Sr., Chairman

By Merger Sub:

SOUTHERN MEDICAL ACQUISITION, INC.

By:
Hal Compton, Sr., Chairman

By Southern:

SOUTHERN MEDICAL & MOBILITY, INC.

By:
Hal Compton, Jr., President

By Southern Shareholder:

HASCO HOLDINGS, LLC

By:
Hal Compton, Sr., Manager

SCHEDULE OF EXHIBITS

Exhibit A          Disclosure Schedules

Exhibit A

Disclosure
Schedules

Schedule 2.4

DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

BOARD OF DIRECTORS OF SOUTHERN MEDICAL & MOBILITY, INC.

Hal Compton, Sr., Chairman of the Board of Directors

Hal Compton, Jr.

Mark Lucky

Barry McCook

Bill Marginson

OFFICERS OF SOUTHERN MEDICAL & MOBILITY, INC.

Hal Compton, Jr., Chief Executive Officer and President

Alfredo Ollivierre, Vice President and Secretary

Mark Lucky, Chief Financial Officer and Treasurer

Valerie Heidel, Chief Operating Officer

Carrey Tiller, DC, Chief Medical Officer

Schedule 4.1(a)

JURISDICTIONS IN WHICH SOUTHERN IS QUALIFIED TO DO BUSINESS

Southern is qualified to do business in the State of Alabama.

Schedule 4.2

SOUTHERN CORPORATE DOCUMENTS

Schedule 4.2(i)

SOUTHERN GOVERNING DOCUMENTS, AS AMENDED

Schedule 4.2(ii)

SOUTHERN MINUTE BOOK

Schedule 4.2(iii)

SOUTHERN STOCK TRANSFER LEDGER AND SHAREHOLDERS LIST

SHARES OF GAIL HOLLAND,
FORMER SOUTHERN SHAREHOLDER

SHARES OF STACEY HOLLAND,
FORMER SOUTHERN SHAREHOLDER

SHARES OF VALERIE L. HEIDEL,
FORMER SOUTHERN SHAREHOLDER

SHARE OF HASCO HOLDINGS, LLC,
CURRENT SOUTHERN SHAREHOLDER,
AND RELATED DOCUMENTS

SHAREHOLDER LIST FOR SOUTHERN MEDICAL & MOBILITY, INC.

SHAREHOLDER	# OF SHARES

HASCO HOLDINGS, LLC	one (1) share of common stock

Schedule 4.6

SOUTHERN FINANCIAL INFORMATION

Balance sheets for FY 2007 and FY 2008 attached.

Schedule 4.8

SOUTHERN TAX MATTERS

With respect to 4.8(c):  Prior to the 2008 acquisition of Southern by HASCO Holdings, LLC, Southern was an S-corporation. Following the acquisition of Southern by HASCO Holdings, LLC, Southern dropped its S-corporation election, thereby converting Southern to     C-corporation status. Southern is a C-corporation as of the Effective Time.

Schedule 4.11

SOUTHERN LEASED REAL PROPERTY

           Southern leases the real property and improvements from which it conducts its business of sale and rental of durable medical equipment and supplies. The leased real property is a 12,000 square foot facility located at 1416 West I-65 Service Road South, Mobile, Alabama 36693-5100. The lease is for a term of five (5) years, commencing July, 2008. Gross rent charged for the facility is $5,500.00 per month. Southern holds a renewal option at the conclusion of the five (5) year term.

Schedules 4.13(c) & 4.13(d)

SOUTHERN INTELLECTUAL PROPERTY

Other than Southern’s websites, trademarks and service marks, Southern holds no intellectual property.

Schedule 4.14

SOUTHERN AFFILIATE TRANSACTIONS

Harold Frederick Compton, Sr. AKA Hal Compton, Sr., is the father of Harold Compton, Jr., AKA Hal Compton, Jr.. Hal Compton, Jr. is the President of Southern. Hal Compton, Sr. is the manager of HASCO Holdings, LLC, the sole owner of Southern prior to the Closing. Members of the Compton family own all of the membership interests in HASCO Holdings, LLC

Attached to this Schedule 4.14 are:

1.	PROMISSORY NOTE dated June 2, 2008 in the principal amount of $3,350,000, the maker of which is Southern and the payee of which is Harold Frederick Compton, Sr.
2.	SECURITY AGREEMENT dated June 2, 2008, between Southern as Pledgor and Harold Frederick Compton, Sr. as Secured Party.
3.	AMENDMENT TO PROMISSORY NOTE dated June 2, 2008 (instrument #1 above), also dated June 2, 2008, the maker of which is Southern and the Lender of which is Harold Frederick Compton, Sr.
4.	UCC FINANCING STATEMENT recorded with the Alabama Secretary of State on September 29, 2008, Debtor on which is Southern and the Secured Party on which is Harold Frederick Compton, Sr.

Schedule 4.15

SOUTHERN CONTRACTS

1.	Headquarters lease (see Schedule 4.11, above).
2.	Employment contracts with Southern employees, which are oral and at-will.
3.
A Southern vendor from which Southern purchases substantial quantities of inventory, is contractually bound to provide Southern with extra incentives if certain sales goals are met. There is no obligation by Southern to purchase any inventory from this vendor.

Schedule 4.17

SOUTHERN LITIGATION

None

Schedule 4.18

SOUTHERN EMPLOYEE BENEFITS

Thirty-eight (38) employees receive health insurance benefits through Blue Cross/Blue Shiled of Alabama. Southern pays 70% of the premiums; the employees pay 30% of the premiums.

Employees are provided paid vacations, holiday pay, sick leave, and personal leave.

Schedule 4.19

SOUTHERN BANKING RELATIONSHIPS

Southern maintains its bank accounts at RBC Centura Bank of Mobile, Alabama. Hal Compton, Sr., Hal Compton, Jr., and Alfredo Olivierre may draw on these accounts.

Schedule 4.20

SOUTHERN INSURANCE

Southern maintains a fleet of twelve (12) vehicles, which are insured by State Farm.

Southern maintains a commercial general liability insurance policy with $1,000,000 policy limits per occurrence, with VGM Insurance.

Southern maintains worker’s compensation insurance with the Sheffield Fund.

Schedule 4.23(b)

SOUTHERN GOVERNMENTAL AUTHORIZATIONS

1.	Medicare authorization number
2.	Medicaid authorization number
3.	Alabama pharmacy license to dispense oxygen
4.	Mississippi pharmacy license to dispense oxygen
5.	State of Alabama durable medical equipment license
6.	Alabama Board of Home Medical Equipment Service Providers license
7.	Mobile City business license
8.	Alabama sales tax license
9.	City of Fairhope, Alabama business license

Schedule 5.1(a)(1)

JURISDICTIONS IN WHICH PARENT IS QUALIFIED TO DO BUSINESS

Parent is qualified to do business in the State of Florida.

Schedule 5.1(c)

PARENT AGREEMENTS REGARDING CAPITAL STOCK

Pursuant to Schedule 4.6 of that certain Stock Purchase Agreement dated December 22, 2008 between Parent, HASCO Holdings, LLC, John Signorello and Robert Druzak, Parent, John Signorello and Robert Druzak have agreed to the issuance by Parent of a combined total of 9.9% of Parent’s common stock following this merger, equaling 35,280,480 shares of Parent’s common stock to be issued to John Signorello and 35,240,480 shares of Parent’s common stock to be issued to Robert Druzak, in consideration for the forgiveness by John Signorello and by Robert Druzak of an indebtedness of $149,871.00 owing by Parent to Signorello and Druzak.

On March 1, 2001 the board of directors and a majority of the shareholders adopted the 2001 stock option plan, under which 1,000,000 shares of common stock were reserved, for issuance upon exercise of options granted from time to time under the 2001 stock option plan. Incentive stock options (ISOs) and non-qualified options may be issued under this plan.

Schedule 5.1(f)

PARENT FINANCIAL INFORMATION

Parent’s audited balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for each of the years ended September 30, 2007, in SEC Form 10-KSB; and September 30, 2008, in SEC Form 10-KSB,  are attached

Parent’s unaudited Balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for the six months ended March 31, 2009 are attached, in SEC Form 10-Q for the quarter ended December 31, 2008; and Form 10-Q for the quarter ended March 31, 2009.

BBC GRAPHICS OF PALM BEACH, INC.

FORM 10-KSB FOR THE YEAR ENDED
SEPTEMBER 30, 2007

BBC GRAPHICS OF PALM BEACH, INC.

FORM 10-KSB FOR THE YEAR ENDED
SEPTEMBER 30, 2008

BBC GRAPHICS OF PALM BEACH, INC.

FORM 10-Q FOR THE QUARTER ENDED
DECEMBER 31, 2008

BBC GRAPHICS OF PALM BEACH, INC.

FORM 10-Q FOR THE QUARTER ENDED
MARCH 31, 2009

Schedule 5.1(h)

PARENT TAX MATTERS

By Articles Of Amendment to Articles of Incorporation, Parent changed its fiscal year end from September 30 to December 31. See Articles of Amendment which follow.

Schedule 5.1(k)

PARENT LEASED REAL PROPERTY

None

Schedule 5.1(m)

PARENT INTELLECTUAL PROPERTY

None

Schedule 5.1(o)

PARENT CONTRACTS

           None

Schedule 5.1(q)

PARENT LITIGATION

None

Schedule 5.1(r)

PARENT EMPLOYEE BENEFITS

There are no employees at this time.

On March 1, 2001 the board of directors and a majority of the shareholders adopted the 2001 stock option plan, under which 1,000,000 shares of common stock were reserved, for issuance upon exercise of options granted from time to time under the 2001 stock option plan. Incentive stock options (ISOs) and non-qualified options may be issued under this plan.

Schedule 5.1(t)(1)

PARENT EMPLOYEES

No employees

Schedule 5.1(v)(ii)

GOVERNMENTAL AUTHORIZATIONS

None

Schedule 7.3

MATERIAL TRANSACTIONS

None